Exhibit 99.1

News Release

For Further Information Call:

Walter A. Shephard

Vice President Finance, CFO, and Treasurer

Voice: 860-704-3955

inquire@zygo.com

For Immediate Release

ZYGO ANNOUNCES CONTINUED SALES GROWTH IN Q3 OF FISCAL 2007

MIDDLEFIELD, CT, APRIL 26, 2007 – Zygo Corporation (NASDAQ: ZIGO) today announced net sales of $48.7 million and net earnings of $4.0 million, or $0.21 per diluted share, for the third quarter of fiscal 2007 as compared with net sales of $43.0 million and net earnings of $4.1 million, or $0.22 per diluted share, for the third quarter of fiscal 2006. Last year’s third quarter net earnings included $0.6 million, or $0.03 per diluted share, relating to the recognition of a tax deduction from foreign trading income. The increase in net sales of $5.7 million resulted from an increase in product sales of $10.6 million, partially offset by an expected decrease in development services sales of $5.1 million. The product sales growth of $10.6 million was primarily driven by acceptance of a number of the Company’s Display Solutions systems and an increase in stage metrology lithography shipments.

For the first nine months of fiscal 2007, the Company recorded net sales of $134.4 million and net earnings of $11.3 million, or $0.61 per diluted share, as compared with net sales of $121.0 million and net earnings of $10.0 million, or $0.54 per diluted share, for the prior year period.

Bruce Robinson, ZYGO’s Chairman and CEO stated, “I am very pleased with the third quarter and year-to-date performance of the Company. We continued to experience solid sales growth this year with our existing product lines, as well as our new product introductions. This has allowed us to overcome the expected year-over-year decline in development services revenues as the project has been completed.”

Orders for the third quarter of fiscal 2007 were $38.9 million, resulting in a book-to-bill of .8. The Metrology Division accounted for 55% of the orders received, with the Optics Division accounting for the remaining 45%. Our backlog was $82.7 million as of March 31, 2007. As expected, we experienced a decline in stage metrology lithography orders this quarter as a result of inventory correction actions by one of our customers. Although we expect these corrections to continue in the fourth quarter, total stage metrology lithography orders are still expected to be in the $45-$50 million range for the fiscal year, similar to stage metrology lithography orders in fiscal 2006.

Mr. Robinson further stated, “We will continue to invest heavily in research and development related to our semiconductor initiatives. We believe it is critical to invest in these initiatives in order to maximize our ability to capitalize on the market opportunities that exist for our technologies.”

Significant events during the quarter included:

•

Our Optical Systems group received ISO 13485:2003 certification for medical product manufacturing. This quality initiative positions ZYGO for additional penetration into the manufacturing of opto-mechanical products for the medical market.

•	Our Optical Systems group also received an order to manufacture a metrology product related to the field of dentistry.
•	The Metrology division received acceptance of another of our recently introduced in-line semiconductor tools.
•

Gross profit of 42% represents a significant improvement over last year’s third quarter gross profit of 38%. This quarter’s gross profit was reduced by a charge for expected cost overruns on the initial production run related to the Company’s Helmet Mounted Display contract. Shipments on the initial production run will begin in the fourth quarter and carry into the first quarter of fiscal 2008.

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the third quarter of fiscal 2007 will be held at 6 PM Eastern Time on April 26, 2007 and can be accessed by dialing 800-732-6079. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on and timing of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and fluctuations in our stock price. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2006.

Zygo Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net sales
Products	$48,484	$37,861	$130,393	$106,226
Development services	171	5,187	4,051	14,759
	48,655	43,048	134,444	120,985
Cost of goods sold
Products	28,054	22,940	73,505	63,577
Development services	190	3,661	2,970	10,616
	28,244	26,601	76,475	74,193
Gross profit	20,411	16,447	57,969	46,792

Selling, general, and administrative expenses	8,417	7,982	24,675	22,509
Research, development, and engineering expenses	6,054	3,939	16,639	10,907
Operating profit	5,940	4,526	16,655	13,376

Other income
Interest income	746	646	2,174	1,502
Miscellaneous income (expense), net	148	(10)	178	169
Total other income	894	636	2,352	1,671
Earnings before income taxes
and minority interest	6,834	5,162	19,007	15,047

Income taxes	(2,643)	(961)	(6,903)	(4,463)
Minority interest	(225)	(104)	(772)	(614)
Net earnings	$3,966	$4,097	$11,332	$9,970

Basic - Earnings per share	$0.22	$0.23	$0.62	$0.55
Diluted - Earnings per share	$0.21	$0.22	$0.61	$0.54

Weighted average shares outstanding:
Basic	18,163	18,069	18,135	18,037
Diluted	18,654	18,475	18,564	18,318

Zygo Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(Thousands of dollars)	March 31, 2007	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$17,900	$20,318
Marketable securities	32,559	21,415
Receivables, net	33,051	33,759
Inventories	46,237	38,082
Prepaid expenses	1,905	2,106
Deferred income taxes	12,194	11,959
Total current assets	143,846	127,639

Marketable securities	17,455	23,743
Property, plant, and equipment, net	35,050	32,631
Deferred income taxes	10,460	15,433
Intangible assets, net	6,115	5,925
Other assets	476	812
Total assets	$213,402	$206,183

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$11,789	$13,987
Accrued expenses	23,765	29,734
Income taxes payable	2,225	2,004
Total current liabilities	37,779	45,725

Other long-term liabilities	495	101
Minority interest	2,126	1,419
Stockholders' equity	173,002	158,938
Total liabilities and stockholders' equity	$213,402	$206,183